Exhibit 2.1

CONTRIBUTION AND SUBSCRIPTION AGREEMENT By and among PLAINS PIPELINE, L.P., DKL PIPELINE, LLC and RED RIVER PIPELINE COMPANY LLC dated as of May 24, 2019

TABLE OF CONTENTS

ARTICLE I Definitions	1

ARTICLE II Contributions; Issuance of Membership Interests; Plains Distribution; Assumption of Liabilities	2

2.1	Plains Asset Contribution 2

2.1.1	Legal Interests 2

2.1.2	Beneficial Interests 3

2.2	Delek Consideration 4

2.3	Issuance of Membership Interests 4

2.4	Plains Distribution 5

2.5	Assumed Liabilities 5

2.6	Red River Interests Revenues and Expenses 5

ARTICLE III Closing	5

3.1	Closing Date 5

3.2	Deliveries by Plains at Closing 6

3.3	Deliveries by Delek at Closing 7

3.4	Deliveries by the Company at Closing 7

3.5	Further Conveyances and Assumptions; Consent of Third Parties 8

ARTICLE IV Representations and Warranties of Plains	9

4.1	Organization and Good Standing 9

4.2	Authority and Enforceability 9

4.3	No Violation; Consents 10

4.4	Compliance with Laws 10

4.5	Contracts 10

4.6	Permits 10

4.7	Environmental Matters 11

4.8	Taxes 11

4.9	Real Property 12

4.10	Easements 12

4.11	Brokers 12

4.12	Proceedings 12

4.13	Pre-Closing Date Activity 12

4.14	Ownership of Membership Interests; Capitalization 12

4.15	Contributed Assets 13

ARTICLE V Representations and Warranties of Delek	13

5.1	Organization and Good Standing 13

5.2	Authority and Enforceability 13

5.3	No Violation; Consents 13

5.4	Proceedings 14

5.5	Brokers 14

i

5.6	Investment 14

5.7	Independent Evaluation 14

5.8	Financial Resources 14

5.9	No Breaches 14

ARTICLE VI Disclaimers	15

6.1	Disclaimers 15

ARTICLE VII Indemnification	16

7.1	Delek’s Indemnification 16

7.2	Plains’ Indemnification 16

7.3	Exclusive Remedy 17

7.4	Procedures Relating to Indemnification Between Delek and Plains 17

7.5	Procedures Relating to Indemnification for Third Party Claims 17

7.6	Losses Net of Insurance 19

7.7	Survival 19

7.8	Monetary Limitation 19

7.9	Limitation of Liability 19

7.10	Mitigation 19

7.11	Waiver of Damages 19

ARTICLE VIII Tax Matters	20

8.1	Transfer Taxes 20

8.2	Allocation of Taxes 20

8.3	Cooperation and Exchange of Information 20

8.4	Tax Contests 21

8.5	No Tax Classification Election 22

8.6	Intended Tax Treatment 22

8.7	Conflict 22

ARTICLE IX Miscellaneous	22

9.1	Notices 22

9.2	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial 24

9.3	Specific Performance 27

9.4	Press Releases 27

9.5	Entire Agreement 27

9.6	Assignment 27

9.7	Amendment 27

9.8	Waiver 28

9.9	Expenses 28

9.10	Counterparts 28

9.11	Interpretation 28

9.12	Disclosure Schedules 29

9.13	Certain Easements 29

9.14	Confidentiality 29

9.15	Severability 29

9.16	Laws and Regulations 30

9.17	No Third Party Beneficiaries 30
EXHIBITS
Exhibit A    Definitions
Exhibit B    Form of Bill of Sale
Exhibit C    Part I: Form of Assignment Agreement (Contracts)
Part II: Form of Assignment Agreement (Easements)
Exhibit D    Form of Non-Foreign Ownership Certificate
Exhibit E    Reserved
Exhibit F    Reserved
Exhibit G    Reserved
Exhibit H    Form of Delek Throughput Agreement
Exhibit I    Form of Delek Throughput Amendment
Exhibit J    Reserved
Exhibit K    Part I: Form of Red River Personal Property License
Part II: Form of Red River Owned Real Property License
Exhibit L    Form of Deed

DISCLOSURE SCHEDULES
Schedule 1        Certain Definitions
Schedule 2.1.1(a)(i)    Joint Pipeline Equipment
Schedule 2.1.1(a)(ii)    Joint Pipeline Easements
Schedule 2.1.1(b)(i)    Red River Owned Equipment
Schedule 2.1.1(b)(ii)    Red River Owned Commercial Contracts
Schedule 2.1.1(b)(iii)    Red River Owned Easements
Schedule 2.1.2(a)(i)    Joint Pipeline Permits
Schedule 2.1.2(a)(ii)     Joint Pipeline Contracts
Schedule 2.1.2(a)(iii)    Joint Pipeline Beneficially Held Real Property
Schedule 2.1.2(b)(i)    Red River Owned Permits
Schedule 2.1.2(b)(ii)    Red River Owned Beneficially Held Real Property
Schedule 2.1.2(b)(iii)    Red River Owned Contracts
Schedule 2.1.2(b)(iv)    Hewitt Station Real Property
Schedule 4.3        Plains Consents
Schedule 4.4        Compliance with Laws
Schedule 4.5        Contracts
Schedule 4.6        Permits
Schedule 4.7        Environmental Matters
Schedule 4.8        Taxes
Schedule 4.9        Real Property
Schedule 4.10        Easements

Schedule 4.12        Proceedings
Schedule 5.3        Delek Consents

CONTRIBUTION AND SUBSCRIPTION AGREEMENT
This Contribution and Subscription Agreement (this “Agreement”) is made and entered into as of May 24, 2019 (the “Closing Date”), by and among Plains Pipeline, L.P., a Texas limited partnership (“Plains”), DKL Pipeline, LLC, a Delaware limited liability company (“Delek”) and Red River Pipeline Company LLC, a Delaware limited liability company (the “Company”). Plains, Delek and the Company are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, on April 24, 2019, Plains formed the Company as a wholly owned subsidiary, and Plains is the sole member of and owns one hundred percent (100%) of the issued and outstanding membership interests in the Company (the “Membership Interests”);
WHEREAS, pursuant to the Original JOA, Plains owns a sixty percent (60%) undivided interest and Partner A owns a forty percent (40%) undivided interest in and to the Joint Pipeline, it being understood that such percentage interests are equal to Plains’ Specified Share (as defined herein) and Partner A’s Specified Share, in each case, subject to subsequent adjustment as set forth in the Original JOA;
WHEREAS, in addition to its interest in the Joint Pipeline, Plains owns the Red River Owned Assets (as defined herein);
WHEREAS, Plains desires to admit Delek as a member of the Company and Delek desires to become a member of the Company on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, Plains desires to contribute the Red River Interests (as defined herein) to the Company, and Delek desires to make certain cash contributions to the Company (for immediate distribution to Plains), following which Plains shall own sixty-seven percent (67%) of the Membership Interests in the Company and Delek shall own thirty-three percent (33%) of the Membership Interests in the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party agrees as follows:
ARTICLE I
Definitions
Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Exhibit A.
ARTICLE II
Contributions; Issuance of Membership Interests;
Plains Distribution; Assumption of Liabilities
2.1    Plains Asset Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, Plains shall contribute, convey, assign, transfer and deliver to the Company, and the Company shall acquire from Plains, free and clear of any Liens (other than Permitted Liens), the Red River Interests (the “Asset Contribution”). As used herein, the term “Red River Interests” means collectively  the Joint Pipeline Legal Interests (in accordance with Section 2.1.1(a)),  the Joint Pipeline Beneficial Interests (in accordance with Section 2.1.2(a)),  the Red River Owned Legal Interests (in accordance with Section 2.1.1(b)), and  the Red River Owned Beneficial Interests (in accordance with Section 2.1.2(b)). The Parties agree that the Red River Interests have an aggregate Fair Market Value as of the Effective Time of three hundred eighty-eight million five hundred sixty-seven thousand dollars ($388,567,000) (the “Contributed Value”).
2.1.1    Legal Interests.
(a)    “Joint Pipeline Legal Interests” means legal title in Plains’ Specified Share of the right, title and interest in and to the following assets, properties, rights and interests:
(i)    all owned equipment, personal property, fixtures and other improvements appurtenant to the Joint Pipeline or to the extent held for use or used solely in the field operation of the Joint Pipeline, including all pipes, valves, meters, machinery, pumps, SCADA equipment, instrumentation, and similar equipment and facilities, including those items set forth in Schedule 2.1.1(a)(i) attached hereto (collectively, the “Joint Pipeline Equipment”); and
(ii)    all of the easements, permits, real property leases, servitudes, pipeline servitudes, rights-of-way, property use agreements, line rights and all other similar real property interests which are necessary for, appurtenant to, or used or held for use solely in connection with the ownership, use, operation or maintenance of the Joint Pipeline, including those easements set forth on Schedule 2.1.1(a)(ii) (the “Joint Pipeline Easements”), other than the Joint Pipeline Permits and the Joint Pipeline Beneficially Held Real Property.
(b)    “Red River Owned Legal Interests” means legal title in Plains’ right, title and interest in and to the following assets, properties, rights and interests:
(i)    all owned equipment, personal property, fixtures and other improvements appurtenant to the Red River Owned Assets or to the extent held for use or used solely in the field operation of the Red River Owned Assets, including all pipes, valves, meters, machinery, pumps, SCADA equipment, instrumentation, and similar equipment and facilities, including those items set forth on Schedule 2.1.1(b)(i) attached hereto (collectively, the “Red River Owned Equipment”);
(ii)    the commercial contracts and agreements, together with all amendments thereto and ratifications thereof, that generate revenue for Plains and relate solely to the Red River Owned Assets and/or the Joint Pipeline, including those contracts set forth on Schedule 2.1.1(b)(ii), but expressly excluding all revenues accrued under such contracts and agreements attributable to the period prior to the Effective Time (the “Red River Owned Commercial Contracts”);
(iii)    all of the easements, permits, real property leases, servitudes, pipeline servitudes, rights-of-way, property use agreements, line rights and all other similar real property interests which are necessary for, appurtenant to, or used or held for use solely in connection with the ownership, use, operation or maintenance of the Red River Owned Assets, including those easements set forth on Schedule 2.1.1(b)(iii) (which such Schedule, for the avoidance of doubt, shall be provided by Plains within sixty (60) days of the date of this Agreement pursuant to Section 9.13) (the “Red River Owned Easements”), other than the Red River Owned Permits, the Hewitt Station Real Property and the Red River Owned Beneficially Held Real Property;
(iv)    the Red River Owned Records; and
(v)    the Hewitt Station Real Property.
2.1.2    Beneficial Interests.
(a)    “Joint Pipeline Beneficial Interests” means a beneficial interest in Plains’ Specified Share of the right, title and interest in and to the following assets, properties, rights and interests of Plains:
(i)    all permits (including permits or licenses from railroads and road crossing permits or other rights-of-way permits from any Governmental Entity), licenses, certificates, Orders, approvals, authorizations, grants, consents, exemptions, variances, concessions, warrants, franchises and similar rights and privileges, which are necessary for, or used or held for use solely in connection with, the ownership, use, operation or maintenance of the Joint Pipeline, including those permits set forth on Schedule 2.1.2(a)(i) (the “Joint Pipeline Permits”);
(ii)    the contracts and agreements, together with all amendments thereto and ratifications thereof, that relate solely to the operation or construction of the Joint Pipeline, including those contracts set forth on Schedule 2.1.2(a)(ii), but expressly excluding (A) all revenues accrued under such contracts and agreements attributable to the period prior to the Effective Time and (B) the Red River Owned Commercial Contracts (the “Joint Pipeline Contracts”);
(iii)    the Joint Pipeline Easements set forth on Schedule 2.1.2(a)(iii) (the “Joint Pipeline Beneficially Held Real Property”);
(iv)    the Joint Pipeline Records; and
(v)    any of the Joint Pipeline assets that are Non-assignable Assets.

(b)    “Red River Owned Beneficial Interests” means a beneficial interest in Plains’ right, title and interest in and to the following assets, properties, rights and interests of Plains:
(i)    all permits (including permits or licenses from railroads and road crossing permits or other rights-of-way permits from any Governmental Entity), licenses, certificates, Orders, approvals, authorizations, grants, consents, exemptions, variances, concessions, warrants, franchises and similar rights and privileges, which are necessary for, or used or held for use solely in connection with, the ownership, use, operation or maintenance of the Red River Owned Assets, including those permits set forth on Schedule 2.1.2(b)(i) (the “Red River Owned Permits”);
(ii)    the Red River Owned Easements set forth on Schedule 2.1.2(b)(ii) (which such Schedule, for the avoidance of doubt, shall be provided by Plains within sixty (60) days of the date of this Agreement pursuant to Section 9.13) (the “Red River Owned Beneficially Held Real Property”);
(iii)    the contracts and agreements, together with all amendments thereto and ratifications thereof, that relate solely to the operation, maintenance or construction of the Red River Owned Assets, including those contracts set forth on Schedule 2.1.2(b)(iii) (the “Red River Owned Contracts”), other than the Red River Owned Commercial Contracts; and
(iv)    any of the Red River Owned Assets that are Non-assignable Assets.
From and after the Closing Date, and effective as of the Effective Time, Plains, as Operator, will hold the Beneficial Interests in the name of Plains for the benefit of the Company and in accordance with the Red River License, the LLC Agreement and the A&R Joint Ownership Agreement.
2.2    Delek Consideration. Upon the terms and subject to the conditions set forth in this Agreement, within one (1) Business Day after the Closing Date, Delek shall contribute to the Company (a) an amount in cash equal to one hundred twenty-four million and seven hundred thousand dollars ($124,700,000) for the Membership Interests (the “Delek Contribution”) and (b) an amount in cash equal to three million five hundred twenty-seven thousand dollars ($3,527,000) as payment for the right to participate in the Approved Expansion Project (as defined in the LLC Agreement) (such amount collectively with the Delek Contribution, the “Delek Consideration”), in each case, in immediately available funds by wire transfer to an account designated by the Company.
2.3    Issuance of Membership Interests.
(a)    Immediately after the Asset Contribution and the execution of the A&R Joint Ownership Agreement, in exchange for and subject to the payment of the Delek Consideration and the performance by Delek of its obligations hereunder with respect to the Closing, the Company shall issue, and Delek shall receive, thirty-three percent

(33%) of the Membership Interests in the Company; provided, however, that Delek’s satisfaction of its obligations pursuant to Section 2.2 is a condition subsequent to the issuance of such Membership Interests to Delek.
(b)    In exchange for the Asset Contribution and the performance by Plains of its obligations hereunder, Plains shall retain sixty-seven percent (67%) of the Membership Interests in the Company and shall receive the Plains Distribution.
2.4    Plains Distribution. Immediately upon the Company’s receipt of the Delek Consideration, the Company shall distribute to Plains an amount in cash equal to the Delek Consideration (the “Plains Distribution”) in immediately available funds by wire transfer to an account designated by Plains.
2.5    Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall assume and become responsible for, and shall thereafter pay, perform and discharge as and when due, the Assumed Liabilities.
2.6    Red River Interests Revenues and Expenses.
(a)    Upon Closing, all monies, proceeds, receipts, credits and income with respect to the Red River Interests attributable to any period of time on or after the Effective Time shall be the sole property and entitlement of the Company, and to the extent received by Plains, Plains shall promptly fully disclose, account for and transmit same to the Company. All monies, proceeds, receipts and income with respect to the Red River Interests attributable to any period of time prior to the Effective Time shall be the sole property and entitlement of Plains and, to the extent received by the Company, the Company shall promptly fully disclose, account for and transmit same to Plains.
(b)    Upon Closing, all operating expenses and trade payables incurred in the ordinary course of business related to the ownership, operation or use of the Red River Interests to the extent incurred or attributable to the time period from or after the Effective Time, regardless of when due or payable, shall be the sole obligation of the Company, and the Company shall promptly pay, or if paid by Plains, promptly reimburse Plains for and hold Plains harmless from and against same. Upon Closing, all operating expenses and trade payables incurred in the ordinary course of business related to the ownership, operation or use of the Red River Interests to the extent incurred or attributable to the time period prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Plains, and Plains shall promptly pay, or if paid by the Company, promptly reimburse the Company for and hold the Company harmless from and against same.
ARTICLE III
Closing
3.1    Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur simultaneously with the execution and delivery of this Agreement at the offices of Plains, at 333 Clay Street, Suite 1600, Houston, Texas 77002, or at such other place as the Parties may mutually agree. Unless otherwise expressly provided for herein, all actions related to the Closing shall be deemed to be effective as of 12:01 a.m., Central Time, on May 1, 2019 (the “Effective Time”). The acts, deliveries and confirmations comprising the Closing shall be deemed to occur on the Closing Date in the chronological sequence specified herein.
3.2    Deliveries by Plains at Closing. On the Closing Date, Plains shall deliver or cause to be delivered to Delek or the Company, as the case may be, the following:
(a)    to the Company, a bill of sale (“Bill of Sale”), substantially in the form of Exhibit B, duly executed by Plains with respect to the Equipment and Red River Owned Records;
(b)    to the Company, a deed (“Deed”), substantially in the form of Exhibit L, duly executed by Plains with respect to the Hewitt Station Real Property;
(c)    to the Company, an assignment and assumption agreement (the “Assignment Agreement (Contracts)”), substantially in the form of Exhibit C, Part I, duly executed by Plains with respect to the Red River Owned Commercial Contracts and Assumed Liabilities;
(d)    to the Company, an assignment and assumption agreement (the “Assignment Agreement (Easements)”), substantially in the form of Exhibit C, Part II, duly executed by Plains with respect to all of the Easements other than (i) the Joint Pipeline Beneficially Held Real Property, (ii) the Red River Owned Beneficially Held Real Property and (iii) the Red River Owned Easements (provided, that in the case of the Easements set forth in clauses (ii) and (iii), Plains shall deliver the necessary conveyance documentation with respect thereto within sixty (60) days of the date of this Agreement pursuant to Section 9.13);
(e)    to the Company, a license of the Beneficial Interests (other than the Beneficially Held Real Property) (the “Red River Personal Property License”), in the form attached hereto as Exhibit K, Part I;
(f)    to the Company, one or more memoranda of the A&R Joint Ownership Agreement, in the form attached as Exhibit J to the A&R Joint Ownership Agreement (the “Memoranda”), to be filed in the official public records of each county in which the Beneficially Held Real Property is located other than the Red River Owned Beneficially Held Real Property, which memoranda with respect thereto shall be delivered by Plains within sixty (60) days of the date of this Agreement pursuant to Section 9.13);
(g)    to the Company, a certificate from Plains All American, L.P., a Delaware limited partnership from whom Plains is disregarded as an entity for U.S. federal income tax purposes, conforming to the requirements of Treasury regulations Section 1.1445-2(b)(2) and Section 1446(f) of the Code, certifying that it is not a “foreign person” within the meaning of Sections 1445 and 1446(f) of the Code, dated as of the Closing Date and substantially in the form of Exhibit D (the “FIRPTA Certificate”);
(h)    to Delek, the Amended and Restated Limited Liability Company Agreement of the Company by and between Plains and Delek, dated of even date herewith (the “LLC Agreement”) duly executed by Plains;
(i)    to the Company, the Operating Agreement, duly executed by Plains as operator; and
(j)    to the Company and Delek, as applicable, such other documents or instruments which are necessary to consummate the transactions contemplated herein and reasonably requested by any of the other Parties.
3.3    Deliveries by Delek at Closing. Immediately after the Asset Contribution and the execution of the A&R Joint Ownership Agreement, Delek shall deliver or cause to be delivered to Plains or the Company, as the case may be, the following:
(a)    to the Company, an amount of cash equal to the Delek Consideration;
(b)    to the Company, the Throughput and Deficiency Agreement by and between Delek US and the Company, substantially in the form of Exhibit H (“Delek Throughput Agreement”), duly executed by Delek US;
(c)    to the Company, the Second Amendment to Throughput and Deficiency Agreement by and between Delek US and the Company, substantially in the form of Exhibit I (“Delek Throughput Amendment”), duly executed by Delek US;
(d)    to Plains, the LLC Agreement, duly executed by Delek; and
(e)    to the Company and Plains, as applicable, such other documents and instruments that are necessary to consummate the contemplated transactions and reasonably requested by the other Parties.
3.4    Deliveries by the Company at Closing. On the Closing Date, the Company shall deliver to Plains or Delek, as the case may be, the following:
(a)    to Plains, the Plains Distribution in accordance with Section 2.4;
(b)    to Plains, the Bill of Sale, duly executed by the Company;
(c)    to Plains, the Deed, duly executed by the Company;
(d)    to Plains, the Assignment Agreement (Contracts), duly executed by the Company;

(e)    to Plains, the Assignment Agreement (Easements), duly executed by the Company;
(f)    to Plains, the Operating Agreement, duly executed by the Company;
(g)    to Plains and Delek, the A&R Joint Ownership Agreement, duly executed by the Company;
(h)    to Plains, the Red River Personal Property License, duly executed by the Company;
(i)    to Plains, the Red River Owned Real Property License, duly executed by the Company;
(j)    to Plains, one or more Memoranda, to be filed in the official public records of each county in which the Beneficially Held Real Property is located;
(k)    to Delek, the Delek Throughput Agreement, duly executed by the Company;
(l)    to Delek, the Delek Throughput Amendment, duly executed by the Company; and
(m)    to Plains and Delek, as applicable, such other documents and instruments that are necessary to consummate the contemplated transactions and reasonably requested by the other Parties.
3.5    Further Conveyances and Assumptions; Consent of Third Parties.
(a)    Except to the extent set forth in Section 9.13, promptly after the Closing Date, the Company shall cause the Memoranda, the Deed and the Assignment Agreement (Easements) to be recorded in the official public records of the relevant counties where the Red River Interests are located. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Company and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Company under this Agreement and the Plains Ancillary Agreements and to assure fully to the Company and their respective successors and assigns, the assumption of the Assumed Liabilities and obligations intended to be assumed by the Company under this Agreement and the Plains Ancillary Agreements and to otherwise make effective the transactions contemplated herein.
(b)    Nothing in this Agreement nor the consummation of the transactions contemplated by this Agreement and the Plains Ancillary Agreements shall be construed as an attempt or agreement to assign any Red River Interest, which by its terms or by

Law is non-assignable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment (the “Non-assignable Assets”), unless and until such consent shall have been obtained. To the extent permitted by applicable Law and under the terms of the Non-assignable Assets, such Non-assignable Assets shall be held, as of and following the Closing, by Plains or the applicable Affiliate of Plains in trust for the Company, and the covenants and obligations thereunder shall be performed by the Company and all benefits and obligations existing thereunder shall be for the Company’s account. Plains shall take or cause to be taken at the Company’s expense all such actions in Plains’ name or otherwise as the Company may reasonably request so as to provide the Company with the benefits of the Non-assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-assignable Assets, and Plains or the applicable Affiliate of Plains shall promptly pay over to the Company all money or other consideration received by it in respect of all Non-assignable Assets. As of and following the Closing, each of Plains and Delek, on behalf of itself and its Affiliates, authorizes the Company, to the extent permitted by applicable Law and the terms of the Non-assignable Assets documents, at the Company’s expense, to perform all the obligations and receive all the benefits of Plains or the applicable Affiliate of Plains under the Non-assignable Assets. Notwithstanding anything to the contrary in this Agreement, neither Plains nor Delek shall in any way be (i) liable for any costs or Losses in connection with any Non-assignable Assets for which the consent of any applicable third party is not obtained or (i) obligated to pay any amounts in connection with any efforts to obtain any such consents.
ARTICLE IV
Representations and Warranties of Plains
Subject to the exceptions, disclaimers and other matters set forth in this Agreement and the matters set forth on the disclosure schedules delivered by Plains under this Agreement (the “Disclosure Schedules”), Plains represents and warrants to Delek as follows:
4.1    Organization and Good Standing. Each of Plains and the Company is duly formed, validly existing and in good standing under the Laws of the state of its formation and are duly qualified or licensed to do business as a foreign entity in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by the Transaction Agreements, except where the failure to be so qualified or licensed and in good standing would not materially and adversely affect the ability of such Party to carry out its obligations under, and to consummate the transactions contemplated under this Agreement and the Transaction Agreements.
4.2    Authority and Enforceability. Plains and the Company each have all requisite power and authority to enter into this Agreement, the Transaction Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby and to carry out its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized. This Agreement is, and each Transaction Agreement entered into or to be entered into at Closing by Plains will constitute valid and binding agreements of Plains enforceable against Plains in accordance with its terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar Laws. This Agreement is, and each Transaction Agreement entered into or to be entered into at Closing by the Company will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar Laws.
4.3    No Violation; Consents. Neither the execution and delivery of this Agreement nor the performance by Plains and the Company of their obligations under this Agreement nor the consummation of the transactions contemplated by this Agreement will, assuming receipt of the consents, authorizations and approvals set forth on Schedule 4.3: (a) violate any provision of the constituent organizational documents, as applicable, of Plains or the Company; (a) violate, constitute a breach of or result in the creation or imposition of any Lien upon the Red River Interests under any agreement or commitment to which either Plains or the Company is a party or by which Plains or the Company is bound; or (a) to Plains’ Knowledge, violate any Law to which Plains, the Company or the Red River Interests are subject, except where such violation of any provision in clauses (b) and (c) would not reasonably be expected to materially prohibit the consummation of the transactions contemplated by this Agreement. Except for  compliance with the requirements for the HSR Act and  as set forth on Schedule 4.3, no consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Plains in connection with the execution and delivery of this Agreement and the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.
4.4    Compliance with Laws. To Plains’ Knowledge and, except as set forth on Schedule 4.4 (and excluding any representation or warranty with respect to Environmental Laws, which are addressed in Section 4.7 and Taxes, which are addressed in Section 4.8), Plains is not in material default or violation of any material Law applicable to the Red River Interests.
4.5    Contracts. To Plains’ Knowledge, except as set forth on Schedule 4.5, (a) each of the Red River Owned Commercial Contracts is in full force and effect, (b) neither Plains nor any counterparty is in material default under any of the Red River Owned Commercial Contracts and (c) no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a material default by Plains under any Red River Owned Commercial Contract or result in a termination thereof. Plains has not provided or received any notice of termination with respect to any of the Red River Owned Commercial Contracts.
4.6    Permits. The Permits represent all of the permits that (a) Plains has applied for or received with respect to the Red River Pipeline System and (b) to Plains’ Knowledge, are materially necessary for the Company to own and operate the Red River Pipeline System as of the Closing Date. To Plains’ Knowledge, except as set forth on Schedule 4.6, (i) Plains is not in material default or violation of any material provision of any such Permit and (ii) no event has occurred that with the lapse of time or giving of notice, or both, would result in material breach or violation of, or material default under, any such Permit by Plains.
4.7    Environmental Matters. To Plains’ Knowledge, except as set forth on Schedule 4.7:
(a)    within the last eighteen (18) months, with respect to Plains’ real property interests directly associated with the Joint Pipeline or the Red River Owned Assets, (i) Plains has not received any written notice alleging that Plains may be in violation of any Environmental Law or may have any Liability under any Environmental Law, and (i) Plains has not received any written request for information or other inquiry from a Governmental Entity related to compliance with or potential Liability under any Environmental Law;
(b)    Plains has provided Delek with a copy of or access to all material audits, studies, reports, analyses and results of investigations that have been prepared by any third Person with respect to Plains’ real property interests directly associated with the Joint Pipeline or the Red River Owned Assets, in each case, to the extent the same relate to the Environment and are in Plains’ possession, custody and control, and, in each case, are not subject to legal privilege or obligations of confidentiality that cannot be reasonably waived;
(c)    (i) there is no remediation that is ongoing at the real property interests directly associated with the Joint Pipeline or the Red River Owned Assets and (ii) there is no further material remediation required to be conducted at the real property interests directly associated with the Joint Pipeline or the Red River Owned Assets under any Environmental Law; and
(d)    Plains is, and for the last eighteen (18) months, has been, in compliance in all material respects with all Environmental Laws with respect to the Red River Interests and the operation of the Red River Pipeline System.
4.8    Taxes. Except as disclosed on Schedule 4.8:
(a)    all Property Taxes that have become due and payable have been paid;
(b)    all Tax Returns with respect to Property Taxes required to be filed have been timely filed;
(c)    there are no Liens (other than Permitted Liens) on any of the Red River Interests attributable to Taxes;
(d)    the Company is, and at all times since its formation has been, classified as being disregarded as an entity separate from its owner for U.S. federal income tax purposes (and, where applicable, state, or local Tax purposes), and no election has been filed on or prior to the Closing Date to change such classification for U.S. federal income tax purposes (or, where applicable, state or local Tax purposes); and

(e)    none of the Red River Interests or any asset held by the Company is subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
4.9    Real Property. Except as disclosed on Schedule 4.9, (a) there are no actual or, to Plains’ Knowledge, threatened, condemnation or eminent domain proceedings that affect the Joint Pipeline or the Red River Owned Assets or any real property interests directly associated with the Joint Pipeline or the Red River Owned Assets, (b) Plains has not granted to any Person the right to use or occupy, whether through lease, license or otherwise, any of the real property interests directly associated with the Joint Pipeline or the Red River Owned Assets in a way that would have a material adverse effect on the Company’s ability to continue operating the Red River Pipeline System in the same manner as it currently operates as of the Closing Date and (c) excluding the Easements, Plains owns (i) fee simple title to the owned real property directly used in connection with the Joint Pipeline or the Red River Owned Assets, and (ii) title to the Joint Pipeline Equipment and the Red River Owned Equipment, in each case free and clear of any Liens other than Permitted Liens.
4.10    Easements. Except as disclosed on Schedule 4.10, (i) Plains has held all of the Easements in a manner that does not violate in any material respect the terms of any such Easements and (i) Plains has not received notice from any grantor of any such Easement of any material default or dispute, or threatened dispute, relating thereto.
4.11    Brokers. Plains has not retained any broker, finder or similar agent with respect to this Agreement or the transactions contemplated hereby in a manner so as to give rise to any claims against Delek for any brokerage commission, finder’s fee or other similar payment with respect to the transactions contemplated hereby.
4.12    Proceedings. Except as set forth on Schedule 4.12, there is no action, litigation, arbitration or other proceeding, at law or in equity, before or any Order issued by any Governmental Entity existing or pending or, to Plains’ Knowledge, threatened against Plains or to which Plains is otherwise subject (a) relating to this Agreement or the transactions contemplated by this Agreement, (a) relating to the Red River Interests or (a) that would reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement.
4.13    Pre-Closing Date Activity. From the formation of the Company until immediately preceding the execution of this Agreement, the Company has not had any assets, binding contracts or agreements or other liabilities or obligations. The Company (or Plains acting on behalf of the Company) has not conducted any operations prior to the Closing Date, except for administrative actions reasonably necessary to facilitate the prompt commencement of commercial operations of the Company immediately after the Closing Date, including establishment of bank accounts, filing of foreign entity registrations and other similar administrative actions.
4.14    Ownership of Membership Interests; Capitalization. The Membership Interests have been duly authorized, are validly issued and fully paid, and are owned of record and beneficially by Plains, free and clear of all Liens (other than Permitted Liens). There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Membership Interests or obligating Plains or the Company to issue or sell any Membership Interests. The Company does not have outstanding or authorized any unit appreciation, phantom units, profit participation or similar rights. There are no voting trusts, proxies, agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.
4.15    Contributed Assets. The Red River Interests (i) comprise all assets of any type to which Plains has obtained rights, whether of ownership, use or otherwise, in connection with, or resulting from, the expenditure of amounts constituting part of the Contributed Value, except for any portion thereof conveyed to Partner A pursuant to the Red River PSA and (ii) comprise all of the material assets used by Plains (in combination with the material assets conveyed to Partner A pursuant to the Red River PSA) in the operation of the Red River Pipeline System as it has been operated for the last twelve (12) months, except for any assets used by Plains in its capacity as Operator to satisfy its obligations under the Original Operating Agreement.
ARTICLE V
Representations and Warranties of Delek
Delek hereby represents and warrants to Plains as follows:
5.1    Organization and Good Standing. Delek is duly formed, validly existing and in good standing under the Laws of the state of its formation and is duly qualified or licensed to do business as a foreign entity in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Agreement and the Transaction Agreements, except where the failure to be so qualified or licensed and in good standing would not materially and adversely affect the ability of Delek to carry out its obligations under, and to consummate the transactions contemplated under this Agreement and the Transaction Agreements.
5.2    Authority and Enforceability. Delek has all requisite power and authority to enter into this Agreement, the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized. This Agreement and each Transaction Agreement entered into or to be entered into at Closing by Delek will constitute a valid and binding agreement of Delek enforceable against Delek in accordance with its terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar Laws.
5.3    No Violation; Consents. Neither the execution and delivery of this Agreement nor the performance by Delek of its obligations under this Agreement, nor the consummation of the transactions contemplated by this Agreement will, assuming receipt of the consents, authorizations and approvals set forth on Schedule 5.3: (a) violate any provision of the constituent organizational documents of Delek; or (a) to the Knowledge of Delek, violate any Law to which Delek is subject or any contract to which Delek is a party or by which it is bound. Except for  compliance with the requirements for the HSR Act and  as set forth on Schedule 5.3, no consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Delek in connection with the execution and delivery of this Agreement and the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

5.4    Proceedings. There is no action, litigation, arbitration or other proceeding, at law or in equity, before any Governmental Entity pending or, to Delek’s Knowledge, threatened against Delek or to which Delek is otherwise subject (a) relating to this Agreement or the transactions contemplated by this Agreement, or (a) that would reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement.
5.5    Brokers. Delek has not retained any broker, finder or similar agent with respect to this Agreement or the transactions contemplated hereby in a manner so as to give rise to any claims against Plains for any brokerage commission, finder’s fee or other similar payment with respect to the transactions contemplated hereby.
5.6    Investment. Delek is acquiring the Membership Interests for its own account for purposes of investment only and not for the account of any other Person, not for the resale to any other Person and not with a view to any offer, sale or distribution thereof.
5.7    Independent Evaluation. Delek is an experienced and knowledgeable investor in the petroleum liquids pipeline, gathering and transmission business and is knowledgeable in the business of owning and operating pipelines, compressors and appurtenant equipment and facilities. Delek is capable of independently evaluating the merits and risk of the transactions contemplated by this Agreement. Delek has had access to the Red River Pipeline System, the officers, consultants and other representatives of Plains, and has reviewed and had access to the books, records, and files of the Plains relating to the Red River Pipeline System. In making the decision to enter into this Agreement and the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, (a) Delek has been provided access to and an opportunity to review any and all information respecting the Red River Pipeline System requested by Delek in order for Delek to make its own determination to proceed with the transactions contemplated by this Agreement; and (a) Delek has relied solely on the basis of its own independent due diligence investigation of the Red River Pipeline System, and not on any disclosure or representation made by, or any duty to disclose on the part of, Plains, its Affiliates or any of their respective Representatives, other than the limited representations and warranties made by Plains in Article IV hereto.
5.8    Financial Resources. Delek has, and as of the Closing will have, sufficient cash in immediately available funds to pay the Delek Consideration, and to (a) consummate the transactions contemplated by this Agreement, including when and as required by the terms of this Agreement, and (a) otherwise perform its obligations under this Agreement.
5.9    No Breaches. (a) to Delek’s Knowledge, the Existing Delek Throughput Agreement is in full force and effect, (b) Delek is not in material default under the Existing Delek Throughput Agreement and (c) no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a material default by Delek or, to Delek’s Knowledge, any other party under the Existing Delek Throughput Agreement or result in a termination thereof.

ARTICLE VI
Disclaimers
6.1    Disclaimers.
(a)    EXCEPT AS AND TO THE EXTENT SET FORTH IN ARTICLE IV AND OTHER AGREEMENTS AND CERTIFICATES EXECUTED AND DELIVERED PURSUANT TO THIS AGREEMENT, PLAINS, ITS AFFILIATES, AND THEIR RESPECTIVE REPRESENTATIVES MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER TO DELEK AND HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO DELEK OR ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO DELEK OR ITS REPRESENTATIVES BY PLAINS, ITS AFFILIATES, AND THEIR RESPECTIVE REPRESENTATIVES). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND OTHER AGREEMENTS AND CERTIFICATES EXECUTED AND DELIVERED PURSUANT TO THIS AGREEMENT, PLAINS, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE RED RIVER INTERESTS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND OTHER AGREEMENTS AND CERTIFICATES EXECUTED AND DELIVERED PURSUANT TO THIS AGREEMENT, DELEK ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE RED RIVER INTERESTS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF PLAINS TO DELEK, INCLUDING (i) THE VALUE, NATURE, QUALITY OR CONDITION OF THE RED RIVER INTERESTS, (ii) THE INCOME TO BE DERIVED FROM THE RED RIVER INTERESTS, (iii) THE SUITABILITY OF THE ASSETS CONSTITUTING THE RED RIVER INTERESTS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREWITH, (iv) THE COMPLIANCE OF OR BY THE RED RIVER INTERESTS OR THE OPERATION THEREOF WITH ANY LAWS, OR (v) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RED RIVER INTERESTS, INCLUDING THE EXISTENCE OR ABSENCE OF LATENT OR PATENT DEFECTS THEREIN.

DELEK ACKNOWLEDGES AND AFFIRMS THAT IT HAS MADE ITS OWN DETERMINATION AS TO THE ITEMS SET FORTH IN CLAUSES (i) – (v) HEREOF.
(b)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE IV, PLAINS SHALL CONTRIBUTE THE RED RIVER INTERESTS, AND DELEK ACKNOWLEDGES AND AGREES THAT THE RED RIVER INTERESTS ARE BEING TRANSFERRED AT CLOSING ON AN “AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS” BASIS.
(c)    The provisions of this Article VI have been negotiated by the Parties after due consideration and are intended to be a complete exclusion and negation of any representations or warranties, whether express, implied or statutory, oral or written, past or present, with respect to Plains and the Red River Interests that may arise pursuant to any Laws now or hereafter in effect, except as expressly set forth in this Agreement.
ARTICLE VII
Indemnification
7.1    Delek’s Indemnification. Except as otherwise provided in this Agreement and subject to the provisions of this Article VII, from and after the Closing Date, Delek shall indemnify, defend, save and hold harmless Plains, its Affiliates and their respective Representatives (collectively, the “Plains Indemnified Parties”), for any and all Losses suffered by the Plains Indemnified Parties to the extent caused by, arising from, or incurred in connection with:
(a)    Delek’s breach of or failure to perform any covenant or agreement requiring performance by Delek in this Agreement; or
(b)    Delek’s breach of any representation or warranty made by Delek in this Agreement.
7.2    Plains’ Indemnification. Except as otherwise provided in this Agreement and subject to the provisions of this Article VII, from and after the Closing Date, Plains shall indemnify, defend, save and hold harmless Delek, its Affiliates and their respective Representatives (collectively, the “Delek Indemnified Parties”), for any and all Losses suffered by the Delek Indemnified Parties to the extent caused by, arising from, or incurred in connection with:
(a)    Plains’ breach of or failure to perform any covenant or agreement requiring performance by Plains in this Agreement;
(b)    Plains’ breach of any representation or warranty made by Plains in this Agreement;
(c)    Plains’ breach of any representation or warranty made by Plains in the FIRPTA Certificate; or
(d)    the Excluded Liabilities.

7.3    Exclusive Remedy. The Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, including statutory or other claims arising under Environmental Laws (other than any claim of fraud or intentional misrepresentation) shall be pursuant to the indemnification provisions set forth in this Article VII; provided, however, that nothing herein shall limit the rights of a Party to seek and obtain injunctive relief in accordance with Section 9.3. In furtherance of the foregoing, the Parties hereby waive and release from and after the Closing, for themselves, to the fullest extent permitted by Law, any and all rights, claims and causes of action, with respect to the subject matter of this Agreement, they may have against the other Parties, their respective Affiliates and their respective Representatives arising under or based upon any Laws, except pursuant to the indemnification provisions set forth in this Article VII. Notwithstanding the preceding to the contrary, the provisions of this Article VII shall not apply to claims arising from the performance or non-performance of the Commercial Agreements from and after such agreements are executed and delivered by the respective parties thereto.
7.4    Procedures Relating to Indemnification Between Delek and Plains. The Party seeking indemnification pursuant to this Article VII (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice of any matter which has given or could reasonably be expected to give rise to a Loss or Losses for which indemnification is provided under this Agreement. Such notice shall set forth the specific facts and circumstances, in reasonable detail, relating to the Indemnified Party’s Loss or Losses and the amount of Loss or Losses (or a reasonable, good-faith estimate thereof if the actual amount is not known or not capable of reasonable calculation) (“Indemnification Notice”); provided, however, that failure to give such Indemnification Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent (a) the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or (a) to the extent the survival period expires pursuant to Section 7.7 prior to giving such notice.
7.5    Procedures Relating to Indemnification for Third Party Claims.
(a)    In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must provide an Indemnification Notice to the Indemnifying Party of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to provide an Indemnification Notice, or deliver copies of all notices and documents, on a timely manner shall not affect the indemnification provided hereunder except to the extent (i) the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or (i)  to the extent the survival period expires pursuant to Section 7.7 prior to giving such notice.
(b)    If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided herein, the Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate. Should the Indemnifying Party so elect in writing to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof (it being understood, however, that the Indemnifying Party shall control such defense) and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided that, if (i) in the reasonable opinion of outside counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived or (i) an injunction or other equitable relief is sought against the Indemnified Party, then the Indemnifying Party shall be liable for the reasonable fees and expenses of a single counsel to the Indemnified Party; under such circumstance, it being understood that the Indemnifying Party shall be liable for the fees and expenses of a single counsel with respect to the representation of all the Indemnified Parties. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 7.5(c) below, pay, compromise or defend such Third Party Claim and seek indemnification for Losses based upon, arising from or relating to such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Third Party Claim, all the Parties shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retaining and (upon the Indemnifying Party’s request) providing the Indemnifying Party with records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any records provided hereunder.
(c)    Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any judgment with respect to, such Third Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless the judgment or proposed settlement (i) involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party or would not reasonably be expected to have a material adverse effect on the Indemnified Party and (i) includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim and does not involve any admission of wrongdoing by the Indemnified Party or any of its Affiliates.

7.6    Losses Net of Insurance. The amount of any and all Losses under this Article VII and elsewhere under this Agreement shall be determined net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnities, or other reimbursement arrangements with respect to such Losses, net of any expenses related to the receipt of such proceeds, and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek recovery under all insurance covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. Each Party hereby waives, or will procure the waiver of, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.
7.7    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of twelve (12) months after the Closing Date, except for the Fundamental Representations which shall survive the Closing until the expiration of the applicable statute of limitations. Each covenant and agreement of the Parties contained in this Agreement shall survive for the applicable period specified in such covenant or agreement, or if no such period has been specified, then until such covenant or agreement has been fully performed. The Liability of an Indemnifying Party for its indemnification obligations under this Article VII shall be limited to Losses for which the Indemnified Party delivers an Indemnification Notice on or before the end of the applicable survival period; provided, that, if an Indemnification Notice has been timely given in accordance with this Article VII prior to the expiration of any applicable survival period for such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive as to such claim, until such claim has been finally resolved.
7.8    Monetary Limitation. No Delek Indemnified Party shall have any claim under this Agreement against Plains pursuant to Section 7.2(b) (excluding the Fundamental Representations) for any Losses unless and until the aggregate of all such Losses incurred or sustained by all Delek Indemnified Parties exceeds the Threshold and then only for the excess over the Threshold; provided that Losses amounting to less than the Mini-Basket in the aggregate arising out of the same occurrence or matter shall not be aggregated with other Losses for purposes of determining whether and when the Threshold has been reached. After the Threshold has been reached, Plains shall have no obligation to indemnify the Delek Indemnified Parties under this Agreement pursuant to Section 7.2(b) (excluding the Fundamental Representations) with respect to such matters for any such Losses amounting to less than the Mini-Basket in the aggregate arising out of the same occurrence or matter.
7.9    Limitation of Liability. Plains’ aggregate liability to the Delek Indemnified Parties for indemnification pursuant to Section 7.2(b) (excluding the Fundamental Representations) shall in no event exceed the Non-Fundamental Representations Cap. Plains’ aggregate liability to the Delek Indemnified Parties for indemnification pursuant to Section 7.2(b) (including the Fundamental Representations) shall in no event exceed the Aggregate Cap.
7.10    Mitigation. Each Party shall use all commercially reasonable efforts to mitigate its Losses after becoming aware of such Losses.
7.11    Waiver of Damages. IN NO EVENT SHALL A PARTY BE LIABLE UNDER THIS Article VII OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, LOSS

OF REVENUE, PROFIT, ENTERPRISE VALUE OR GOODWILL OR DIMINUTION IN VALUE OF THE RED RIVER INTERESTS EXCEPT TO THE EXTENT THE INDEMNIFIED PARTY SUFFERS DAMAGES FROM AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.
ARTICLE VIII
Tax Matters
8.1    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges, incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by the Party incurring such Tax. Any Tax Returns that must be filed in connection with any such Transfer Taxes shall be prepared and filed when due by the Party that is primarily or customarily responsible under the applicable Law for filing such Tax Returns. Such Party will use its commercially reasonable efforts to provide such Tax Returns to the other Party at least ten (10) days prior to the due date (taking into account any valid extensions) for filing such Tax Returns, and such Tax Returns shall not be filed without the consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Plains and Delek each agree to use their commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes.
8.2    Allocation of Taxes.
(a)    For purposes of this Section 8.2(a), the portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Effective Time Tax Period of such Straddle Period shall be determined as follows:
(i)    in the case of any real property, personal property, ad valorem, and similar Taxes (“Property Tax”), the amount of such Property Tax attributable to the Pre-Effective Time Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period; and
(ii)    in the case of any Tax that is based on income, sales, revenue, production, or similar items, or other Taxes that are not Property Taxes, the amount of any such Tax that is attributable to the Pre-Effective Time Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Closing Date.
8.3    Cooperation and Exchange of Information.
(a)    Delek and Plains agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (or its Affiliates) with respect to the transactions contemplated hereby.
(b)    Delek and Plains shall, and shall cause each of their Affiliates to, provide the other Party with such cooperation and information as the other Party may reasonably request in connection with the filing of any Tax Return of or with respect to the Company or the Red River Interests or in connection with any audit or other proceeding in respect of Taxes of or with respect to the Company or the Red River Interests. Such cooperation and information shall include providing copies of all relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and tax basis of property. Delek and Plains shall, and shall cause each of their Affiliates to, make its employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.
(c)    For a period of five (5) years after the Closing Date, Plains shall retain all Tax Returns, books and records (including computer files) in its possession of, or with respect to the activities of, the Company for all taxable periods beginning on the Closing Date. Notwithstanding anything herein to the contrary, any archive tapes, server back-up tapes or similar storage media which constitute Tax Returns and books or records of the Company shall not be subject to the requirements set forth in this Section 8.3(c) and may be disposed of by Plains in accordance with its internal records retention policies.
(d)    Plains shall give prompt written notice to Delek (and, in any event, within thirty (30) days) if Plains or any Affiliate of Plains receives any communication or notice with respect to any audit, review, examination, assessment, investigation, or administrative or judicial proceeding relating to the Taxes of or attributable to the Company or the Red River Interests that, if pursued successfully, could result in or give rise to, or could reasonably be expected to result in or give rise to, liability of the Company, Delek, or any of their Affiliates for Taxes.
8.4    Tax Contests. Plains shall have the right to control and defend any audit, review, examination, assessment, or any other administrative or judicial proceeding with the purpose or effect of re-determining Taxes of or with respect to the Company or the Red River Interests (including any administrative or judicial review of any claim for refund) for which Plains may be required to provide indemnification pursuant to this Agreement (a “Tax Contest”); provided, however, that, with respect to any Tax items in such Tax Contest for which the resulting Tax liability, Plains would be required to provide indemnification pursuant to this Agreement, (a) to the extent not prohibited by the LLC Agreement, Plains shall keep Delek reasonably informed regarding the progress and substantive aspects of such Tax items in such Tax Contest, (b) to the extent not prohibited by the LLC Agreement, Delek may retain separate co-counsel at its sole cost and expense to participate in the defense of such Tax items in such Tax Contest, including having an opportunity to review and comment on any written materials prepared in connection with such Tax items in such Tax Contest and the right to attend and participate in any conferences relating thereto, and (c) Plains will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Tax items in such Tax Contest without the prior written consent of Delek (which consent shall not to be unreasonably withheld, conditioned, or delayed).
8.5    No Tax Classification Election. Neither Plains nor Delek shall file or make an election to have the Company classified as an association taxable as a corporation for U.S. federal income tax purposes (or state, local or foreign income Tax purposes where applicable) at the time of, or for any period prior to, the Closing.
8.6    Intended Tax Treatment. Except as otherwise required by Law, the Parties shall treat for U.S. federal income tax purposes (and state and local income Tax purposes, where applicable) the contribution of the Red River Interests by Plains to the Company as a contribution pursuant to Section 721(a) of the Code, subject to Section 707 of the Code, and the distribution of the Plains Distribution by the Company to Plains as a reimbursement of preformation capital expenditures under Treasury Regulations Section 1.707-4(d) to the greatest extent possible.
8.7    Conflict. In the event of a conflict between any provision of this Article VIII and any other provision in this Agreement, the provisions of this Article VIII shall control.
ARTICLE IX
Miscellaneous
9.1    Notices. Except as otherwise provided in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and shall be considered sufficiently given if delivered by (a) hand, courier or overnight delivery service; (a) certified or registered mail, return receipt requested; or (a) electronic mail, upon the sender’s receipt of an acknowledgment from the intended recipient (such as the “return receipt requested” function, as available, return email or other written acknowledgement) to a Party at its address set forth below (or at such other address as such Party shall designate by like notice):
If to Plains:
Plains Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: Sam Brown, Senior Vice President
Email: snbrown@paalp.com
With a copy to (which shall not constitute notice):
Plains Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: Richard McGee, Executive Vice President and General Counsel
Email: rkmcgee@paalp.com

If to Delek:
DKL Pipeline, LLC
c/o Delek Logistics Partners, L.P.
7102 Commerce Way
Brentwood, Tennessee 37027
Attn:  Avigal Soreq, Executive Vice President
Email:  avigal.soreq@delekus.com
With a copy to (which shall not constitute notice):
DKL Pipeline, LLC
c/o Delek Logistics Partners, L.P.
7102 Commerce Way
Brentwood, Tennessee 37027
Attn:  General Counsel
Email: legalnotices@delekus.com
If to the Company:
Plains Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: Sam Brown, Senior Vice President
Email: snbrown@paalp.com
and
DKL Pipeline, LLC
c/o Delek Logistics Partners, L.P.
7102 Commerce Way
Brentwood, Tennessee 37027
Attn:  Avigal Soreq, Executive Vice President
Email:  avigal.soreq@delekus.com
With a copy to (which shall not constitute notice):
Plains Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: Richard McGee, Executive Vice President and General Counsel
Email: rkmcgee@paalp.com
and
DKL Pipeline, LLC
c/o Delek Logistics Partners, L.P.

7102 Commerce Way
Brentwood, Tennessee 37027
Attn:  General Counsel
Email: legalnotices@delekus.com
Any Party hereto may specify a different address, by written notice to the other Parties hereto. The change of address shall be effective upon the other Parties’ receipt of the notice of the change of address.
9.2    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Texas without regard to the Laws of the State of Texas that would call for the application of the substantive laws of any other jurisdiction. Claims or controversies between Delek and Plains arising out of this Agreement shall be determined and resolved in accordance with the following procedures:
(a)    Any claim or controversy between Delek and Plains arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of its terms, its breach, termination or invalidity (each, a “Dispute”) will be resolved in accordance with the procedures specified in this Section 9.2, which until the completion of the procedures set forth in Section 9.2(c), will be the sole and exclusive procedure for the resolution of any such Dispute, except that Plains or Delek, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief if, in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo or to avoid any applicable statute of limitations running that is not tolled in accordance with Section 9.2(d). Despite that action, Delek and Plains will continue to participate in good faith in the procedures specified in this Section 9.2.
(b)    Any Party wishing to initiate the Dispute resolution procedures set forth in this Section 9.2 must give written notice of the Dispute to the other party (a “Dispute Notice”). The Dispute Notice will include (i) a statement of that party’s position and summary of arguments supporting that position, and (i) the name and title of the executive who will represent that party and of any other person who will accompany the executive, in the negotiations under Section 9.2(c).
(c)    If any Party has given a Dispute Notice, the Parties will attempt in good faith to resolve the Dispute within thirty (30) days of delivery of the Dispute Notice (such period, the “Negotiation Period”) by negotiations between executives who have authority to settle the Dispute and who are either a manager of the Party or are at a Vice President or higher level of management (of functional equivalent) of the Party (or its general partner or managing member) with direct responsibility of the administration of this Agreement or the matter in Dispute. Within fifteen (15) days after the delivery of the Dispute Notice, the receiving Party will submit to the other a written response. The response shall include (i) a statement of the Party’s position and a summary of arguments supporting that position, and (i) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. During the Negotiation Period, such executives of the Parties will meet at least weekly, at a mutually acceptable time and place, and thereafter during the Negotiation Period as more often as they reasonably deem necessary, to attempt to resolve the Dispute.
(d)    All applicable statutes of limitation and defenses based upon the passage of time will be tolled while the procedures specified in Sections 9.2(b) and 9.2(c) are pending. The Parties will take any action required to effectuate that tolling. Each Party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Sections 9.2(b) and 9.2(c), unless to do so would be impossible or impracticable under the circumstances.
(e)    Any Dispute that cannot be resolved during the Negotiation Period may, at the option of any Party hereto, be resolved and decided by the state and federal courts located in the City of Houston, Harris County, Texas (collectively, the “Harris County Courts”).
(f)    Each of the Parties hereby irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction of the Harris County Courts, and any appellate court from any thereof, in any suit, action or other proceeding arising out of or relating to this Agreement, any related agreement (including any Transaction Agreement) or any transaction contemplated hereby or thereby, and agrees that all claims in respect of such suit, action or other proceeding may be heard and determined in any such court, and each of the Parties hereby irrevocably and unconditionally (1) agrees not to commence any such suit, action or proceeding except in the Harris County Courts, (1) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Harris County Courts, and any appellate court from any thereof, (1) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the Harris County Courts, and (1) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Harris County Courts.
(g)    EACH OF THE PARTIES HEREUNDER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY OTHER PARTY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS

SECTION 9.2(g). EACH PARTY ACKNOWLEDGES AND AGREES THAT THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY SUCH PARTY AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY ACTION OR CAUSE OF ACTION AS CONCLUSIVE EVIDENCE OF THIS IRREVOCABLE WAIVER
9.3    Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7.3), in addition to any other remedy to which it may be entitled under this Agreement.
9.4    Press Releases. Without reasonable prior notice to the other Party, neither Plains nor Delek will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, the Plains Ancillary Agreements, and the Transaction Agreements or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by such releasing Party to be required by Law, including federal or state securities Laws, or under the rules and regulations of any Governmental Entity or by the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, such releasing Party shall provide a copy of the proposed press release or public statement to the other Party hereto reasonably in advance of the proposed release date as necessary to enable such other Party to provide comments on it; provided such other Party must respond with any comments within one (1) Business Day after its receipt of such proposed press release.
9.5    Entire Agreement. This Agreement, the attached Exhibits and Disclosure Schedules, and the Transaction Agreements, constitute the full and entire understanding and agreement among the Parties with regard to the subject matters hereof and thereof and supersedes all other prior agreements with regard to the subject matters hereof and thereof.
9.6    Assignment. This Agreement and all of the covenants and agreements contained herein shall be binding upon and inure to the benefit of the Parties and, except as provided herein, their respective successors and assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties. Any attempt to assign this Agreement in a manner prohibited by this Section 9.6 shall be void.
9.7    Amendment. No change or modification to this Agreement shall be valid unless the same is in writing and signed by all Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

9.8    Waiver. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom may be granted, only by a written document executed by the Party or Parties granting such waiver or giving such consent. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given or granted, and shall not constitute a continuing waiver or consent. No failure or delay by a Party to exercise any right, power or remedy under this Agreement, and no course of dealing among the Parties, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies, except that if a Party obtains specific performance of any obligation under Section 9.3, such remedy shall be its sole remedy with respect to such obligation. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving the notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving the notice or demand to any other or further action in any circumstances without the notice or demand
9.9    Expenses. Except as otherwise set forth in this Agreement, each Party shall pay its own respective fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such Party) in connection with the preparation or enforcement of, or of any requests for consents or waivers under, this Agreement, including any amendments or waivers to this Agreement.
9.10    Counterparts. This Agreement may be executed in two or more counterparts, any one of which counterparts need not contain the signatures of more than one Party, each one of which counterparts constitutes an original, and all of which counterparts taken together constitute one and the same instrument. A signature delivered by portable document format (.pdf) or other electronic transmission (including e-mail) will be considered an original signature. Any Person may rely on a copy or reproduction of this Agreement.
9.11    Interpretation.
(a)    The Parties acknowledge and agree that: (1) each Party and the Party’s counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement; and (1) any rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be used to interpret this Agreement. The words “include,” “includes,” and “including” in this Agreement mean “include/includes/including without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references to $, currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. All article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and Exhibits to this Agreement unless otherwise specified. The Exhibits and Disclosure Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The tables of contents and headings preceding the text of articles and sections included in this Agreement and the headings to the Disclosure Schedules and Exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement.
(b)    Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
9.12    Disclosure Schedules. Matters listed once on the Disclosure Schedules shall be deemed disclosed with reference to all of the Disclosure Schedules and all of Plains’ representations and warranties in this Agreement to which such disclosure is relevant as and to the extent that the relevance of such matter to such other section is reasonably apparent on the face of such disclosure. The listing (or inclusion of a copy) of a document or other item in the Disclosure Schedules shall be adequate to disclose an exception to a representation or warranty made in this Agreement if the nature and relevance of such exception is reasonably apparent from the listing (or inclusion of a copy) of such document. The inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the Company, the Membership Interests, the Red River Interests or Plains. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required to be reflected in such Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
9.13    Certain Easements. Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that Plains shall, and Plains covenants to, provide within sixty (60) days of the date of this Agreement (a) (i) Schedule 2.1.1(b)(iii) listing the Red River Owned Easements in accordance with Section 2.1.1(b)(iii) and (ii) Schedule 2.1.2(b)(ii) listing the Red River Owned Beneficially Held Real Property in accordance with Section 2.1.2(b)(ii), (b) all necessary conveyance documentation, including memoranda, with respect to such Red River Owned Easements and Red River Owned Beneficially Held Real Property to be filed of record in the applicable county or counties and (c) a license to the Company of the Red River Owned Beneficially Held Real Property (the “Red River Owned Real Property License”), in substantially the form attached hereto as Exhibit K, Part II. The Parties further acknowledge and agree that Exhibit K to the A&R Joint Ownership Agreement will list the same Red River Owned Beneficially Held Real Property as that listed on Schedule 2.1.2(b)(ii), and that Plains shall, and Plains covenants to, provide within sixty (60) days of the date of this Agreement,

Exhibit K to the A&R Joint Ownership Agreement listing such Red River Owned Beneficially Held Real Property. Delek shall have the right to submit any proposed corrections, together with reasonable supporting documentation, to Plains for Plains’ review within ten (10) Business Days following Delek’s receipt of Schedule 2.1.1(b)(iii), Schedule 2.1.2(b)(ii), the attachments to the Red River Owned Real Property License and conveyance documentation with respect to the Red River Owned Easements and Red River Owned Beneficially Held Real Property, and Exhibit K to the A&R Joint Ownership Agreement, and promptly following the Parties reaching agreement as to any corrections to any Schedules, attachments to the Red River Owned Real Property License and conveyance documents and/or Exhibit for which Delek timely submitted proposed corrections, Red River shall file the conveyance documents and the Red River Owned Real Property License in the applicable county or counties. From the Closing Date (but effective as of the Effective Time) until the conveyance documents are filed of record in the applicable county or counties, Plains shall hold the Red River Owned Easements and the Red River Owned Beneficially Held Real Property for the benefit of Red River and shall allow Red River to utilize the Red River Owned Easements and the Red River Owned Beneficially Held Real Property for Red River’s benefit to the extent Plains is legally able to so allow.
9.14    Confidentiality. Delek and Plains agree to be bound by the terms and conditions of that certain Confidentiality Agreement between Delek Logistics Partners, LP and Plains Pipeline, L.P. dated February 12, 2018 (the “Confidentiality Agreement”). Delek and Plains further agree that this Agreement (including all Disclosure Schedules, Exhibits and other attachments hereto) is Confidential Information (as such term is defined in the Confidentiality Agreement); provided that Delek’s and Plains’ continued communication with respect to this Agreement and the Transaction Agreements shall not constitute a breach or other violation of the Confidentiality Agreement or subsection (a) below.
(a)    The Parties agree to keep the terms and conditions of this Agreement and the Transaction Agreements, confidential and will not disclose the terms or conditions of such documents, communications or the transactions contemplated hereby or thereby, to any third party except (i) with the specific prior written consent of the other Parties, (i) to the extent required by Law or (i) for the limited purpose of enforcing a Party’s rights under this Agreement, but only to the extent reasonably necessary to enforce such rights.
(b)    At the Closing, the provisions of this Section 9.14 shall terminate and the confidentiality provisions set forth in the LLC Agreement shall govern.
9.15    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provisions as may be possible and be legal, valid and enforceable.

9.16    Laws and Regulations. This Agreement is subject to all present and future Orders, rules, and regulations of any regulatory body having jurisdiction and to the Laws of the United States or any State having jurisdiction; and in the event this Agreement or any provision hereof shall be found contrary to or in conflict with any such Order, rule regulation or Law this Agreement shall be deemed modified to the extent necessary to comply with such Order, rule, regulation, or Law, but only for the period of time and in the jurisdiction for which such Order, rule, regulation, or Law is in effect.
9.17    No Third Party Beneficiaries. Except as provided with respect to indemnification as set forth in Article VII, nothing contained in this Agreement shall create or be deemed to create any rights or any benefits in any third parties.
*    *    *    *
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this instrument on the Closing Date, effective as of the Effective Time.
PLAINS PIPELINE, L.P.
By:    Plains GP LLC, its General Partner
By: /s/ Willie Chiang

Name:    Willie Chiang

Title:    Chief Executive Officer

Signature Page to Contribution Agreement

DKL PIPELINE, LLC
By: /s/    Avigal Soreq

Name:    Avigal Soreq

Title:	Executive Vice President and Chief Commercial Officer

By: /s/    Fred Green

Name:    Fred Green

Title:	Executive Vice President and Chief Operating Officer

Signature Page to Contribution Agreement

RED RIVER PIPELINE COMPANY LLC
By: /s/ Jeremy Groebel
Name:    Jeremy Goebel
Title: EVP

Signature Page to Contribution Agreement

EXHIBIT A
DEFINITIONS
For purposes of this Agreement, the following terms shall have the following meanings:
“A&R Joint Ownership Agreement” has the meaning set forth in Schedule 1.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Cap” has the meaning set forth in Schedule 1.
“Agreement” means this Agreement, including the Exhibits and Disclosure Schedules attached hereto, as amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.
“Asset Contribution” shall have the meaning set forth in Section 2.1.
“Assignment Agreement (Contracts)” shall have the meaning set forth in Section 3.2(c).
“Assignment Agreement (Easements)” shall have the meaning set forth in Section 3.2(d).
“Assumed Liabilities” means all Liabilities to the extent arising from, based upon, related to or associated with the Red River Interests, regardless of whether such Liabilities arose prior to, on or after the Effective Time, except for the Excluded Liabilities. The Assumed Liabilities include all operating expenses and trade payables incurred in the ordinary course of business related to the ownership, operation or use of the Red River Interests to the extent incurred or attributable to the time period from or after the Effective Time.
“Beneficial Interests” means the Joint Pipeline Beneficial Interests and the Red River Owned Beneficial Interests.
“Beneficially Held Real Property” means the Joint Pipeline Beneficially Held Real Property and the Red River Owned Beneficially Held Real Property.
“Bill of Sale” shall have the meaning set forth in Section 3.2(a).
“Business Day” means any day other than Saturday, Sunday, and any and all federal or state holidays on which banks located in Houston, Texas are authorized to be closed.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in the Preamble.

Exhibit A-1

“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Agreements” means the LLC Agreement, the Operating Agreement, the Delek Throughput Agreement, the Delek Throughput Amendment, the A&R Joint Ownership Agreement, the Red River Personal Property License and the Red River Owned Real Property License, including the schedules and exhibits to each of the foregoing.
“Company” has the meaning set forth in the Preamble.
“Confidentiality Agreement” has the meaning set forth in Section 9.14.
“Contracts” means the Joint Pipeline Contracts and the Red River Owned Contracts.
“Contributed Value” has the meaning set forth in Section 2.1.
“Deed” has the meaning set forth in Section 3.2(b).
“Delek” has the meaning set forth in the Preamble.
“Delek Contribution” has the meaning set forth in the Section 2.2.
“Delek Consideration” has the meaning set forth in the Section 2.2.
“Delek Indemnified Parties” has the meaning set forth in Section 7.2.
“Delek Throughput Agreement” has the meaning set forth in Section 3.3(b).
“Delek Throughput Amendment” has the meaning set forth in Section 3.3(b).
“Delek US” means Delek US Holdings, Inc., a Delaware corporation.
“Disclosure Schedules” has the meaning set forth in Article IV.
“Dispute” has the meaning set forth in Section 9.2(a).
“Dispute Notice” has the meaning set forth in Section 9.2(b).
“Easements” means the Joint Pipeline Easements and the Red River Owned Easements.
“Effective Time” has the meaning set forth in Section 3.1.
“Environment” means any soil, land surface or subsurface strata, surface waters (including, navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), ground waters, drinking water supply, stream, sediments, ambient air (including indoor air), plant and animal life and any other natural resource or medium related to the environment.
“Environmental Laws” means any and all past, present or future local, state, and federal laws, principles of common law, statutes, ordinances, regulations, rules, Orders, permits, standards, or requirements (including consent decrees, judicial decisions, judgments, injunctions and

Exhibit A-2

administrative Orders issued or approved thereunder), together with all related amendments and implementing regulations and all common law, pertaining to or regulating pollution, environmental protection, health and safety of persons, pipeline safety, natural resource damages, sanitation, conservation of resources, wildlife, waste management, the use, storage, generation, production, treatment, emission, discharge, remediation, removal, disposal or transport or any other activity related to a hazardous substance or any other environmental matter, including: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et. seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et. seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et. seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 3009(f) et. seq.; the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. Section 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et. seq.; and the Hazardous Liquid Pipeline Safety Act, as amended, 49 U.S.C. Section 60101 et. seq.
“Equipment” means the Joint Pipeline Equipment and the Red River Owned Equipment.
“Excluded Liabilities” has the meaning set forth in Schedule 1.
“Existing Delek Throughput Agreement” means that certain Throughput and Deficiency Agreement by and between Delek US Holdings, Inc. and Plains, dated April 25, 2014, as amended by that certain First Amendment to Throughput and Deficiency Agreement dated March 20, 2015, as may be further amended from time to time.
“Fair Market Value” means the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively.
“FIRPTA Certificate” has the meaning set forth in Section 3.2(g).
“Fundamental Representations” means, (i) with respect to Plains, the representations and warranties set forth in Sections 4.1, 4.2, 4.8 and 4.11, 4.14 and (i) with respect to Delek, the representations and warranties set forth in Sections 5.1, 5.2, and 5.5.
“Governmental Entity” means the governmental of the United States or applicable foreign nation, any state, province, municipality or other governmental unit, or any agency, board, bureau, instrumentality, department or commission (including any court or other tribunal) of any of the foregoing.
“Harris County Courts” has the meaning set forth in Section 9.2(e).
“Hewitt Segment” means a 16-inch diameter interstate crude oil pipeline approximately 138 miles in length originating at the pump station at Plains Marketing, L.P.’s terminal in Cushing, Oklahoma and terminating at Hewitt Station in Hewitt, Oklahoma.

Exhibit A-3

“Hewitt Station” means the approximate 40 acre tract located in Hewitt, Carter County, Oklahoma, owned by Plains.
“Hewitt Station Real Property” means the real property described on Schedule 2.1.2(b)(iv).
“Hewitt Storage Tanks” means the two (2) 150,000 shell barrel capacity tanks located at Hewitt Station.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.
“Indemnified Party” has the meaning set forth in Section 7.4.
“Indemnifying Party” has the meaning set forth in Section 7.4.
“Indemnification Notice” has the meaning set forth in Section 7.4.
“Joint Pipeline” means the Hewitt Segment, Wasson Interconnect and the Hewitt Storage Tanks.
“Joint Pipeline Beneficial Interests” shall have the meaning set forth in Section 2.1.2(a).
“Joint Pipeline Beneficially Held Real Property” shall have the meaning set forth in Section 2.1.2(a)(iii).
“Joint Pipeline Contracts” shall have the meaning set forth in Section 2.1.2(a)(ii).
“Joint Pipeline Easements” shall have the meaning set forth in Section 2.1.1(a)(ii).
“Joint Pipeline Equipment” shall have the meaning set forth in Section 2.1.1(a)(i).
“Joint Pipeline Legal Interests” shall have the meaning set forth in Section 2.1.1(a).
“Joint Pipeline Permits” shall have the meaning set forth in Section 2.1.2(a)(i).
“Joint Pipeline Records” means all agreements, documents, maps, books, records, accounts and files relating exclusively to the Joint Pipeline and (a) in Plains’ or its Affiliates’ possession or (a) to which Plains has the right but are in the possession of a third party, including (to the extent within the foregoing definition) (i) records related to the construction, development and operation of the Joint Pipeline, (i) design manuals, operation and safety manuals, blueprints, P&IDs, engineering studies and engineering reports, system engineering and design information and associated data files and data bases to the extent such systems exist exclusively for the operation of the Joint Pipeline, (i) operational, technical and maintenance records relating exclusively to the Joint Pipeline, (i) land and title records (including abstracts and title opinions), (i) Joint Pipeline Permit and environmental matter records and (i) all Joint Pipeline Contracts; provided, however, the “Joint Pipeline Records” shall not include any electronic correspondence.

Exhibit A-4

“Knowledge” has the meaning set forth in Schedule 1.
“Law” or “Laws” means mean any applicable statute, law, rule (including rules of common law), regulation, ordinance, order, code, ruling, writ, injunction, judgment, settlement, decree or other official act or legally enforceable requirement of or by any Governmental Entity.
“Legal Interests” means the Joint Pipeline Legal Interests and the Red River Owned Legal Interests.
“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
“Lien” means any hypothecation, mortgage, assignment, lease, deed of trust, encumbrance, real property title defect, infringement, interference, charge, claim, community property interest, easement, right of way, covenant, servitude, condition, equitable interest, lien, option, pledge, security interest, purchase rights, right of first refusal, tag along right or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“LLC Agreement” has the meaning set forth in Section 3.2(h).
“Longview Segment” means a 16-inch diameter interstate crude oil pipeline approximately 220 miles in length originating in Hewitt, Oklahoma and terminating in Longview, Texas.
“Losses” means any and all damages, losses, claims, charges, penalties, judgments, amounts paid in settlement, fees, actual out-of-pocket costs and expenses (including, court costs and reasonable attorneys’ fees and expenses).
“Membership Interests” has the meaning set forth in the Recitals.
“Memoranda” has the meaning set forth in Section 3.2(f).
“Mini-Basket” has the meaning set forth in Schedule 1.
“Negotiation Period” has the meaning set forth in Section 9.2(c).
“Non-assignable Assets” has the meaning set forth in Section 3.5(b).
“Non-Fundamental Representations Cap” has the meaning set forth in Schedule 1.
“Operating Agreement” has the meaning set forth in Schedule 1.
“Operator” means the Operator under the Operating Agreement.

Exhibit A-5

“Original JOA” has the meaning set forth in Schedule 1.
“Order” means all decisions, injunctions, writs, guidelines, orders, arbitrations, awards, judgments, subpoenas, verdicts or decrees entered, issued, made or rendered by any Governmental Entity.
“Original Operating Agreement” has the meaning set forth in Schedule 1.
“Partner A” has the meaning set forth in Schedule 1.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Permits” means the Joint Pipeline Permits and the Red River Owned Permits.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (a) Liens imposed by Law not yet due and payable, (a) zoning, entitlement and other land use regulations by any Governmental Entity, provided that such regulations have not been violated and (a) easements, restrictions, covenants, minor title defects and matters that would be revealed by an accurate survey or title report, none of which would have more than an immaterial effect on the use of the property to which they pertain for the operation of the Red River Interests.
“Person” means an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.
“Plains” has the meaning set forth in the Preamble.
“Plains Ancillary Agreements” means the Bill of Sale, the Assignment Agreement (Contracts), the Assignment Agreement (Easements), the Red River Personal Property License, the Red River Owned Real Property License and the Deed, including the schedules and exhibits to each of the foregoing.
“Plains Distribution” has the meaning set forth in Section 2.4.
“Plains Indemnified Parties” has the meaning set forth in Section 7.1.
“Plains Taxes” means (a) any and all Taxes attributable to the Red River Interests for any Pre-Effective Time Tax Period, with the portion of any Tax for a Straddle Period that is allocated to the Pre-Effective Time Tax Period determined in accordance with Section 8.2; and (b) any and all Taxes imposed on the Company or for which the Company may otherwise be liable as a result of having been a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes on or prior to the Effective Time.
“Pre-Effective Time Tax Period” means any Tax year or period (or portion thereof) ending on or before the Effective Time.
“Property Tax” has the meaning set forth in Section 8.2(a)(i).

Exhibit A-6

“Records” means the Joint Pipeline Records and the Red River Owned Records.
“Red River Interests” has the meaning set forth in Section 2.1.
“Red River License” means, collectively, (a) the Red River Personal Property License, (b) the Red River Owned Real Property License and (c) the license to the Joint Pipeline Beneficially Held Real Property granted to Red River pursuant to the A&R Joint Ownership Agreement.
“Red River Owned Assets” means Hewitt Station (other than the portion thereof necessary for the use of the Joint Pipeline) and the Longview Segment.
“Red River Owned Beneficial Interests” shall have the meaning set forth in Section 2.1.2(b).
“Red River Owned Beneficially Held Real Property” shall have the meaning set forth in Section 2.1.2(b)(ii).
“Red River Owned Commercial Contracts” shall have the meaning set forth in Section 2.1.1(b)(ii).
“Red River Owned Contracts” shall have the meaning set forth in Section 2.1.2(b)(iii).
“Red River Owned Easements” shall have the meaning set forth in Section 2.1.1(b)(iii).
“Red River Owned Equipment” shall have the meaning set forth in Section 2.1.1(b)(i).
“Red River Owned Legal Interests” shall have the meaning set forth in Section 2.1.1(b).
“Red River Owned Permits” shall have the meaning set forth in Section 2.1.2(b)(i).
“Red River Owned Real Property License” has the meaning set forth in Section 9.13.
“Red River Owned Records” means all agreements, documents, maps, books, records, accounts and files relating exclusively to the Red River Owned Assets and (a) in Plains’ or its Affiliates’ possession or (a) to which Plains has the right but are in the possession of a third party, including (to the extent within the foregoing definition) (i) records related to the construction, development and operation of the Red River Owned Assets, (i) design manuals, operation and safety manuals, blueprints, P&IDs, engineering studies and engineering reports, system engineering and design information and associated data files and data bases to the extent such systems exist exclusively for the operation of the Red River Owned Assets, (i) operational, technical and maintenance records relating exclusively to the Red River Owned Assets, (i) land and title records (including abstracts and title opinions), (i) Red River Owned Permit and environmental matter records and (i) all Red River Owned Contracts; provided, however, the “Red River Owned Records” shall not include any electronic correspondence.
“Red River Personal Property License” has the meaning set forth in Section 3.2(e).

Exhibit A-7

“Red River Pipeline System” means the Joint Pipeline and the Red River Owned Assets.
“Red River PSA” has the meaning set forth in Schedule 1.
“Representatives” means all directors, officers, managers, partners, limited partners, shareholders, trustees, employees, consultants, advisors or other representatives of a Person.
“Specified Share” has the meaning set forth in the A&R Joint Ownership Agreement.
“Straddle Period” means any Tax year or period beginning on or before the Effective Time and ending after the Effective Time.
“Tax” or “Taxes” means (a) any and all federal, state, provincial, county, local or foreign taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, production, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, payroll, profits, license, lease, service, service use, gains, franchise and any other taxes imposed by any Governmental Entity; together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed); (a) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury regulations section 1.1502-6 or any analogous or similar state, local or foreign law; (a) any liability for the payment of any item described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person as a result of any obligations under any agreements or arrangements with any other Person with respect to such item; or (a) any successor liability for the payment of any item described in clause (a), (b) or (c) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.
“Tax Contest” has the meaning set forth in Section 8.4.
“Tax Return” means any and all returns, statements, reports, declarations, and forms (including income, franchise, sales and use, excise, severance, property, gross receipts, value added, employee, payroll and withholding tax returns and information reports) of or relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 7.5(a).
“Threshold” has the meaning set forth in Schedule 1.
“Transaction Agreements” means the Plains Ancillary Agreements, the Commercial Agreements and any other agreement between or among the Company, Delek and Plains relating

Exhibit A-8

to the relationship contemplated by this Agreement and the aforementioned agreements, as any one of the foregoing may be amended from time to time.
“Transfer Taxes” has the meaning set forth in Section 8.1.
“Wasson Interconnect” means that certain 8-inch diameter crude oil pipeline, which runs from the Hewitt Storage Tanks approximately 2.39 miles to Plains’ meter.

Exhibit A-9